EXHIBIT A

SECURED PROMISSORY NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (C) IF REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION, A SECURITIES PURCHASE AGREEMENT, DATED AS OF THE DATE HEREOF, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE, CONTAINS CERTAIN ADDITIONAL AGREEMENTS AMONG THE PARTIES, INCLUDING, WITHOUT LIMITATION, PROVISIONS WHICH (A) LIMIT THE CONVERSION RIGHTS OF THE HOLDER, (B) SPECIFY VOLUNTARY AND MANDATORY REPAYMENT, PREPAYMENT AND REDEMPTION RIGHTS AND OBLIGATIONS AND (C) SPECIFY EVENTS OF DEFAULT FOLLOWING WHICH THE REMAINING BALANCE DUE AND OWING HEREUNDER MAY BE ACCELERATED.

No. 1	$1,285,000.00

Speedemissions, Inc.

SECURED PROMISSORY NOTE

      Speedemissions, Inc a Georgia corporation (together with its successors, the “Company”), for value received hereby promises to pay to:

State Inspections of Texas, Inc.

(the “Holder”) and registered assigns, the principal sum of One Million Two Hundred Eighty Five Thousand Dollars ($1,285,000.00) or, if less, the principal amount of this Note then outstanding, on the Maturity Date by the terms specified per the following payment schedule.

The terms of this Note shall be as: Interest only payments of $13,385.42 for the first twelve months for the period of February 1, 2005 January 31, 2006. Beginning in the 13th month or February 1, 2006, payment is $43,000 per month for a period of twenty-nine (29) months with a final payment due of $291,355.82 in month thirty (30). Speedemissions has the right to prepay without penalty, at anytime during the term of this Note, all or any portion of the amount due. Past due amounts (including interest, to the extent permitted by law) will accrue interest at the Interest Rate plus 1% per annum or, if less, the maximum rate permitted by applicable law, and will be payable on demand (“Default Interest”). Interest on this Note will be calculated on the basis of a 360-day year of twelve 30 day months. All payments of principal and interest hereunder shall be made for the benefit of the Holder pursuant to the terms of the Agreement (hereafter defined).

This Note (this “Note”) is secured by the terms and assets of State Inspections of Texas, Inc. ( Asset Purchase Agreement”) of even date herewith made by the Company (or one of its subsidiaries, as applicable) and Holder creating a security interest in favor of Holder in certain of the assets described in the Agreement (the “Collateral”).

This Note is a duly authorized issuance of $1,285,000.00 aggregate principal amount of Notes of the Company dated as of the date hereof of the Company referred to in that certain Securities Purchase Agreement dated as of the date hereof between the Company and the Purchaser named therein (the “Agreement”). The Agreement contains certain additional agreements among the parties with respect to the terms of this Note, including, without limitation, provisions which (A) specify voluntary and mandatory repayment, prepayment and redemption rights and obligations and (B) specify Events of Default following which the remaining balance due and owing hereunder may be accelerated. All such provisions are an integral part of this Note and are incorporated herein by reference. Payment of this Note is transferable and assignable to Global Capital Funding Group, LP, in accordance with the limitations set forth in the Agreement.

The Company shall keep a register (the “Register”) in which shall be entered the names and addresses of the registered holder of this Note and particulars of this Note held by such holder and of all transfers of this Note. References to the Holder or “Holders” shall mean the Person listed in the Register as registered holder of such Notes. The ownership of this Note shall be proven by the Register.

1.   Certain Terms Defined. All terms defined in the Agreement and not otherwise defined herein shall have for purposes hereof the meanings provided for in the Agreement.

2.   Covenants. Unless the Majority Holders otherwise consent in writing, the Company covenants and agrees to observe and perform each of its covenants, obligations and undertakings contained in the Agreement, which obligations and undertakings are expressly assumed herein by the Company and made for the benefit of the holder hereof.

3.   Payment of Principal. Subject to Section 4 of this Note, the Company shall repay the remaining unpaid balance of this Note, plus accrued Interest, if any, by August 1, 2008 (the “Maturity Date”). The Company may, and shall be obligated to, prepay all or a portion of this Note on the terms specified in the Agreement.

4.  Pre-Payment of Principal. For so long as no Event of Default shall have occurred and is continuing, the Company may, at its option, pre-pay the full principal amount of this Note at any time before the Maturity Date at a repayment price of the Principal Amount of the Note.

5.   Ranking. This Note shall rank pari passu in right of payment (but not with respect to the rights in the Collateral) to any other indebtedness of the Company outstanding as of the date hereof.

6.  Miscellaneous. This Note shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of said State. The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and asset to extensions of the time of payment, or forbearance or other indulgence without notice. The Company hereby submits to the exclusive jurisdiction of the United States District Courts of Georgia and of any Georgia state court sitting in Atlanta for purposes of all legal proceedings arising out of or relating to this Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Note.

The Holder of this Note by acceptance of this Note agrees to be bound by the provisions of this Note which are expressly binding on such Holder.

Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: December 30, 2004

SPEEDEMISSIONS, INC.
By:	/s/ Richard A. Parlontieri
Name:	Richard A. Parlontieri
Title:	President

ANNEX A

REPAYMENT LEDGER

Date	Principal Balance	Interest Paid	Principal Paid	New Principal Balance	Issuer Initials	Holder Initials

FULL NAME AND ADDRESS OF SUBSCRIBER FOR REGISTRATION PURPOSES:

NAME:

ADDRESS:

TEL NO:

FAX NO:

CONTACT
NAME:

DELIVERY INSTRUCTIONS (IF DIFFERENT FROM REGISTRATION NAME):

NAME:

ADDRESS:

TEL NO:

FAX NO:

CONTACT
NAME:

SPECIAL INSTRUCTIONS: _________________________________________